Exhibit 99.5

International Power Group, Ltd. Appoints Michael Maguire Administrative Vice President of Engineering

Celebration, FL. - (Business Wire) -  May 2, 2006--International Power Group Ltd. (“IPWG”), (Pink Sheet Symbol: IPWG) today announced the appointment of Michael Maguire as its Administrative Vice President of Engineering.  Peter Toscano, President and CEO of IPWG stated that “we welcome Michael aboard to help us oversee the development and building of our waste to energy plants.  He brings to our team a combination of experience and relevant educational background. “

Mr. Maguire has over twenty years experience in project development, engineering design, construction management and operation of fossil fueled combustion and gasification energy production facilities throughout the world.  He is a Registered Professional Engineer and has a broad range of experience in civil, mechanical, and environmental engineering disciplines.  Over his career, Mr. Maguire has been responsible for community relations, environmental, construction and operating permits, negotiations, selection and management of equipment vendors, fabricators and constructors.  In addition, his technical knowledge and experience extends to design of gasification systems, fuel feedstock preparation, combustion processes, direct fired steam boilers, process water conditioning and potable water distillation.

He has Bachelor of Science Degree in Chemistry from Mount St. Mary’s College in Emmetsburg, Maryland, a Masters Degree in Engineering from the University of Texas and a Masters in Business Administration from the Wharton School of the University of Pennsylvania.

About International Power Group, Ltd:

International Power Group, Ltd. is a waste to energy company developing processes to handle waste management in an environmentally friendly manner and to convert the energy generated from the process into meaningful amounts of cost effective electricity and drinking water.

The Company intends to contract with governments to secure tipping fees for the removal of toxic, hazardous and other wastes and process the materials in company owned and operated plants. The Company plans to build these plants – estimated at $250 million each – in areas that will benefit from the electricity and water production by-products.

The Company’s expected revenue streams include the tipping fees, fees for electricity, and fees for purified water. The Company will be paid to receive waste.  Its costs will be limited to plant construction and operation.

Safe Harbor Act Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.

International Power Group, Ltd.

Peter Toscano, President/CEO,

( 407-566-0318

www.international-power.com